EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) is entered into as of June 9, 2008 by and between Echo Therapeutics, Inc., a Minnesota corporation (the “Company”), and Echo Therapeutics, Inc., a Delaware corporation (“Echo”).
RECITALS
     WHEREAS, Echo desires to acquire all the assets, and to assume all of the liabilities and obligations, of the Company by means of a merger of the Company with an into Echo, with Echo being the surviving corporation (the “Merger”);
     WHEREAS, Echo is a wholly-owned subsidiary of the Company;
     WHEREAS, Section 302A.621 of the Minnesota Business Corporation Act (the “MBCA”) and Section 253(c) of the Delaware General Corporation Law (the “DGCL”) authorize the merger of a Minnesota corporation into a Delaware corporation;
     WHEREAS, Echo shall be the surviving entity (the “Surviving Company”) and continue its existence as a Delaware corporation; and
     WHEREAS, the stockholders and Board of Directors of the Company and Echo have approved this Merger Agreement and the consummation of the Merger.
     NOW, THEREFORE, the Company and Echo hereby agree as follows:
     1. Merger.
          (a) At the Effective Time (as defined below), the Company shall be merged into Echo, the separate existence of the Company shall cease and the Surviving Company shall be the surviving entity and continue its existence as a Delaware corporation.
          (b) The Merger shall become effective on the date that a Certificate of Ownership and Merger with respect to the Merger is accepted for filing by the Office of the Secretary of State of the State of Delaware (the “Effective Time”) and all other filings or recordings required by the MBCA and the DGCL in connection with the Merger become effective.
     2. Transfer, Conveyance and Assumption. At the Effective Time, the Surviving Company shall continue in existence as the surviving corporation, and without further transfer, succeed to and possess all of the rights, privileges and powers of the Company, and all of the assets and property of whatever kind and character of the Company shall vest in the Surviving Company without further act or deed; thereafter, the Surviving Company shall be liable for all of the liabilities and obligations of the Company, and any claim or judgment against the Company may be enforced against the Surviving Company in accordance with the MBCA and the DGCL.
     3. Further Assurances. If at any time Echo shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Company the title to any property or right of the Company, or otherwise to carry out the provisions hereof, the proper representatives of the Company as of the Effective Time shall execute and deliver any and all proper deeds, assignments, and assurances and do all things necessary or proper to vest, perfect or convey title to such property or right in the Surviving Company, and otherwise to carry out the provisions hereof.
     4. Merger Consideration. At the Effective Time, each share of common stock, par value $0.01, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one (1) issued and outstanding share of common stock, par value $0.01, of the Surviving Company (the “Surviving Company Common Stock”), and from and after the Effective Time, the holders of all said issued and outstanding shares of the Company shall automatically become holders of shares of the Surviving Company, whether or not certificates representing said shares are then issued and delivered in accordance with Section 5 below.
     5. Stock Certificates. On and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Company Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Surviving Company Common Stock into which the shares of Company Common Stock represented by such certificates have been converted as provided herein. The registered owner on the books and records of the Company or its transfer agent of any such outstanding stock certificate shall, until such certificate has been surrendered for transfer or otherwise accounted for to the Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Surviving Company Common Stock evidenced by such outstanding certificate as above provided.
     6. Options. At the Effective Time, each outstanding option, warrant or other right to purchase or receive shares of the Company Common Stock shall be converted into and become an option, warrant, or right to purchase or receive the same number of shares of the Surviving Company Common Stock, at a price per share equal to the exercise price of the option, warrant or right to purchase or receive the Company Common Stock and upon the same terms and subject to the same conditions as set forth in the agreements or equity plans entered into by the Company pertaining to such options, warrants, or rights. A number of shares of the Surviving Company Common Stock shall be reserved for the purposes of such options, warrants, and rights equal to the number of shares of the Company Common Stock so reserved as of the Effective Time. As of the Effective Time, the Surviving Company shall assume all obligations of the Company under the agreements or equity plans pertaining to such options, warrants, and rights and the outstanding options, warrants, or other rights, or portions thereof, granted pursuant thereto.
     7. Other Employee Benefit Plans. As of the Effective Time, the Surviving Company hereby assumes all obligations of the Company under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.
     8. Outstanding Common Stock of Echo. As of the Effective Time, the 10 shares of Echo common stock, par value $0.01, presently issued and outstanding in the name of the Company shall be canceled and retired and no Surviving Company Common Stock or other securities shall be issued in respect thereof.

     9. Governing Documents. The Certificate of Incorporation of Echo shall be amended to read in the form attached hereto as Exhibit A and shall be the Certificate of Incorporation of the Surviving Company. The Bylaws attached hereto as Exhibit B shall be the Bylaws of the Surviving Company.
     10. Directors and Officers. The directors and officers of the Company shall become the directors and officers of the Surviving Company at the Effective Time and any committee of the Board of Directors of the Company shall become the members of such committees for the Surviving Company. At the Effective Time, in accordance with Rule 141(d) of the DGCL and the Certificate of Incorporation of the Surviving Company, the Board of Directors of the Surviving Company shall assign its directors to classes of the Board of Directors.
     11. Amendments and Waiver.
          (a) Any provision of this Merger Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by the Company and Echo.
          (b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     12. Abandonment. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the Company or Echo or both, notwithstanding approval of this Merger Agreement by the sole stockholder of Echo and the shareholders of the Company.
     13. Survival of Representation and Warranties. The representations and warranties and agreements contained in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or termination of this Merger Agreement.
     14. Integration. All prior or contemporaneous agreements, contracts, promises, representations, and statements, if any, between the Company and Echo, or their representatives, are merged into this Merger Agreement, and this Merger Agreement shall constitute the entire understanding between the Company and Echo with respect to the subject matter hereof.
     15. Successors and Assigns. The provisions of this Merger Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Merger Agreement without the consent of the other party hereto.
     16. Governing Law. This Merger Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without reference to principles of conflicts of law.
     17. Counterparts. This Merger Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Merger Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have hereby executed this Merger Agreement as of the date first set above.

ECHO THERAPEUTICS, INC.
(a Minnesota Corporation)

By:	/s/ Patrick T. Mooney, M.D.
Name: Patrick T. Mooney, M.D.
Title: Chief Executive Officer

ECHO THERAPEUTICS, INC.
(a Delaware Corporation)

By:	/s/ Patrick T. Mooney, M.D.

Name: Patrick T. Mooney, M.D.
Title: Chief Executive Officer
[Signature Page to Merger Agreement]